Exhibit 23.2

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF
MAO & COMPANY, CPAS, INC.

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 to be filed with the Security and Exchange Commission on or about September 15, 2011 of our report dated March 22, 2010, with respect to the consolidated balance sheet of Tri-Tech Holding Inc. as of December 31, 2009 and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for the year then ended. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

/s/ MAO & COMPANY, CPAS, INC.
Los Angeles, California
September 15, 2011